Exhibit 99
                                                   NEWS RELEASE
_____________________________________              NASDAQ SYMBOL:  WAYN
WAYNE SAVINGS BANCSHARES, INC.                     RELEASE DATE: June 29, 2004
DECLARES QUARTERLY DIVIDEND                        CONTACT: CHARLES F. FINN
                                                   CHAIRMAN AND CEO
                                                   MICHAEL C. ANDERSON
                                                   EXECUTIVE VICE PRESIDENT, CFO
                                                   (330) 264-5767


                              FOR IMMEDIATE RELEASE

     WOOSTER, OHIO--The Board of Directors of Wayne Savings Bancshares, Inc. (NASDAQ: WAYN), the stock holding company parent of Wayne Savings Community Bank of Wooster, Ohio, has declared a cash dividend of $.12 per share on the Company's common stock for the quarter ending June 30, 2004. This represents an annualized dividend of $.48 per share. The quarterly cash dividend will be paid on July 20, 2004 to stockholders of record as of July 6, 2004.

     At March 31, 2004, Wayne Savings Bancshares, Inc. had total assets of $369.1 million, deposits of $291.8 million, and stockholder's equity of $43.6 million, resulting in a capital-to-assets ratio of 11.8%. Now celebrating its 105th anniversary, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in Wayne, Holmes, Ashland, Medina and Stark counties, Ohio.

     On June 1, 2004, Wayne Savings Bancshares, Inc. completed its acquisition of Stebbins Bancshares, Inc. and its wholly owned subsidiary, Stebbins National Bank of Creston, Ohio. The Stebbins National Bank office is now operating as a branch of Wayne Savings Community Bank.



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